Exhibit 99.1

Worthington Industries Divests Air Brake Tank Business in Czech Republic

COLUMBUS, OH--(Marketwire - October 31, 2012) - Worthington Industries, Inc. (NYSE: WOR) today announced that its Pressure Cylinders segment has completed the sale of its European air brake tank business to Frauenthal Automotive. Based in Hustopece, Czech Republic, Worthington Cylinders a.s. manufactures air brake tank cylinders for the European commercial vehicle market. A subsidiary of Frauenthal Holding AG, Frauenthal Automotive manufactures a variety of truck components, including steel springs and air brake tanks for the European commercial vehicle market. The facility employs approximately 200 people.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 82 facilities in 11 countries.

Worthington Cylinders is the world's leading global manufacturer of pressure cylinders, delivering products and value-added services to its customers designed to exceed their expectations in quality, service and value. Worthington Cylinders offers the most complete line of pressure cylinders in the industry, including storage of liquefied petroleum, refrigerant, oxygen and industrial gases. BernzOmatic®, Balloon Time® and Worthington™ products are available at retailers nationwide and provide consumers products for grilling, party planning, outdoor leisure activities and home repair.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward-looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cmlyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: slhiggin@WorthingtonIndustries.com